Exhibit 10.15

FORM OF

INDEMNIFICATION AGREEMENT(1)

AGREEMENT, executed this [Note 2], among GNC Acquisition Holdings Inc., a Delaware corporation (the “Company”), and [Note 1] (the “Indemnitee”), and, with respect to its guarantee set forth on the signature pages hereto only, General Nutrition Centers, Inc. a Delaware corporation (“Centers”) and wholly owned subsidiary of the Company.

WHEREAS, it is essential to the Company to retain and attract the most capable persons available as directors and officers of the Company and its subsidiaries (including Centers);

WHEREAS, Indemnitee is a director of the Company and Centers;

WHEREAS, in recognition of Indemnitee’s need for substantial protection against personal liability to enhance Indemnitee’s continued service to the Company and its subsidiaries in an effective manner, the increasing difficulty in obtaining satisfactory director and officer liability insurance coverage, and in part to provide Indemnitee with specific contractual assurance that indemnification will be available to Indemnitee (regardless of, among other things, any change in the composition of the Board or acquisition transaction relating to the Company), the Company and Centers wish to provide in this Agreement for the indemnification of and the advancing of expenses to Indemnitee to the fullest extent (whether partial or complete) permitted by law and as set forth in this Agreement, and, to the extent insurance is maintained, for the continued coverage of Indemnitee under the Company’s directors’ and officers’ liability insurance policies,

NOW, THEREFORE, in consideration of the premises and of Indemnitee continuing to serve the Company and its subsidiaries (including Centers) directly or, at its request, another enterprise, and intending to be legally bound hereby, the parties hereto agree as follows:

1.                                       Certain Definitions.

(a)                                  Affiliate:  as to any person, any other person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified person.  For the purposes of this definition, “control” when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting Securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

(b)                                 beneficial owner:  as defined in Rules 13d-3 and 13d-5 under Securities Exchange Act of 1934, as amended (the “Exchange Act”), except that a person shall be deemed to have beneficial ownership of all shares that such person has the right to acquire, whether such

(1)  This Form of Indemnification Agreement is supplemented by the individual information referenced in the Schedule at the end of this Exhibit.

right is exercisable immediately or only after the passage of time.  The term “beneficially own” shall have a correlative meaning.

(c)                                  Board:  The Board of Directors of the Company.

(d)                                 Change of Control:  the occurrence of any of the following events:

(i)                                     any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner, directly or indirectly, of more than 35% of the total voting power of the then outstanding Voting Securities of the Company; provided, that no Change of Control shall be deemed to have occurred under this paragraph (i) if the Permitted Holders either (a) beneficially own (as defined above), directly or indirectly, (x) in the aggregate more than 40% of the total voting power of the then outstanding Voting Securities of the Company and (y) a greater percentage of the total voting power of the then outstanding Voting Securities of the Company than any other person or (b) have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board;

(ii)                                  during any period of two consecutive years, individuals who at the beginning of such period constituted the Board (together with any new members of the Board whose election by such Board or whose nomination for election by the equityholders of the Company was approved by a vote of the majority of the members of the Board then still in office who were either members of the Board at the beginning of such period or whose election or nomination for election was previously so approved including new members of the Board designated in or provided for in an agreement regarding the merger, consolidation or sale, transfer or other conveyance, of all or substantially all of the assets of the Company, if such agreement was approved by a vote of such majority of members of the Board) cease for any reason to constitute a majority of the Board then in office;

(iii)                               the adoption by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company by way of merger, consolidation or otherwise; or

(iv)                              the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company and its subsidiaries, taken as a whole, to another Person (other than to a subsidiary of the Company or to one or more Permitted Holders or any entity controlled by one or more Permitted Holders), in which, in the case of any such merger, consolidation or sale, the securities of the Company that are outstanding immediately prior to such transaction and that represent 100% of the aggregate Voting Securities of the Company are changed into or exchanged for cash, securities or property; provided, that no Change of Control shall be deemed to have occurred under this paragraph (iv) if pursuant to such transaction the securities of the Company are changed into or exchanged for, in addition to any other consideration, securities of the surviving Person that represent immediately after such transaction, (a) at least 30% of the aggregate voting power of the Voting Securities of the surviving Person and (b) a greater percentage of the Voting Securities of the surviving Person than the percentage of such Voting Securities beneficially owned by any other person.

(e)                                  Claim:  any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation, whether instituted by the Company or any other party, that Indemnitee in good faith believes might lead to the institution of any such action, suit or proceeding, whether civil, criminal, administrative, investigative or other.

(f)                                    Expenses:  include attorneys’ fees and all other costs, expenses and obligations paid or incurred m connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in, any Claim relating to any Indemnifiable Event.

(g)                                 Indemnifiable Event:  any event or occurrence related to the fact that Indemnitee is or was a director, officer, employee, agent or fiduciary of the Company, or is or was serving at the request of the Company as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of anything done or not done by Indemnitee in any such capacity.

(h)                                 Independent Legal Counsel:  an attorney or firm of attorneys, selected in accordance with the provisions of Section 3, who shall not have otherwise performed services for the Company or Indemnitee within the last five years (other than with respect to matters concerning the rights of Indemnitee under this Agreement, or of other indemnitees under similar indemnity agreements).

(i)                                     Permitted Holders:  Ares Corporate Opportunities Fund II, L.P., Ares Management, Inc., Ares Management LLC and Ontario Teachers’ Pension Plan Board.

(j)                                     Potential Change in Control:  shall be deemed to have occurred if (i) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control; (ii) any person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control; or (iii) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

(k)                                  Reviewing Party:  any person or body consisting of a member or members of the Board or any other person or body appointed by the Board who is not a party to the particular Claim for which Indemnitee is seeking indemnification, or Independent Legal Counsel.

(l)                                     Voting Securities:  any securities of the Company, the holders of which vote generally in the election of directors.

2.                                       Basic Indemnification Arrangement.  (a) In the event Indemnitee was, is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, a Claim by reason of (or arising in part out of) an Indemnifiable Event, the Company shall indemnify Indemnitee to the fullest extent permitted by law as soon as practicable but to any event no later than thirty days after written demand is presented to the Company, against any and all Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses, judgments, fines, penalties or amounts paid in settlement) of such Claim.  If so requested by Indemnitee, the Company shall advance to the fullest extent permitted by law (within two business days of such request) any and all Expenses to Indemnitee (an “Expense Advance”).  Notwithstanding anything in this Agreement to the contrary, prior to a Change in Control Indemnitee shall not be entitled to indemnification pursuant to this Agreement in connection with any Claim initiated by Indemnitee unless the Board has authorized or consented to the initiation of such Claim.

(b)                                 Notwithstanding the foregoing, (i) the obligations of the Company under Section 2(a) shall be subject to the condition that the Reviewing Party shall not have determined (in a written opinion, in any case in which the Independent Legal Counsel referred to in Section 2 hereof is involved) that Indemnitee would not be permitted to be indemnified under applicable law, and (ii) the obligation of the Company to make an Expense Advance pursuant to Section 2(a) shall be subject to the condition that, if, when and to the extent that the Reviewing Party determines that Indemnitee would not be permitted to be so indemnified under applicable law, the Company shall be entitled to be reimbursed by Indemnitee (who hereby agrees to reimburse the Company) for all such amounts theretofore paid; provided, that if Indemnitee has commenced or thereafter commences legal proceedings in a court of competent jurisdiction to secure a determination that Indemnitee should be indemnified under applicable law, any determination made by the Reviewing Party that Indemnitee would not be permitted to be indemnified under applicable law shall not be binding and Indemnitee shall not be required to reimburse the Company for any Expense Advance until a final judicial determination is made with respect thereto (as to which all rights of appeal therefrom have been exhausted or lapsed).  If there has not been a Change in Control, the Reviewing Party shall be selected by the Board, and if there has been such a Change in Control (other than a Change in Control which has been approved by a majority of the Board who were directors immediately prior to such Change in Control), the Reviewing Party shall be the Independent Legal Counsel referred to in Section 2 hereof.  If there has been no determination by the Reviewing Party or if the Reviewing Party determines that Indemnitee substantively would not be permitted to be indemnified in whole or in part under applicable law, Indemnitee shall have the right to commence litigation in any court in the State of Delaware having subject matter jurisdiction thereof and in which venue is proper seeking an initial determination by the court or challenging any such determination by the Reviewing Party or any aspect thereof, including the legal or factual bases therefor, and the Company hereby consents to service of process and to appear in any such proceeding.  Any determination by the Reviewing Party otherwise shall be conclusive and binding on the Company and Indemnitee.

3.                                       Change in Control.  If there is a Change in Control (other than a Change in Control which has been approved by a majority of the Board who were directors immediately prior to such Change in Control) then with respect to all matters thereafter arising concerning the rights of Indemnitee to indemnity payments and Expense Advances under this Agreement or any other agreement or Company By-Law now or hereafter in effect relating to Claims for Indemnifiable Events, the Company shall seek legal advice only from Independent Legal Counsel selected by Indemnitee and approved by the Company (which approval shall not be unreasonably withheld).  Such counsel, among other things, shall render its written opinion to the Company and Indemnitee as to whether and to what extent the Indemnitee would be permitted to be indemnified under applicable law.  The Company agrees to pay the reasonable fees of the Independent Legal Counsel referred to above and to indemnify fully such counsel against any and all expenses (including attorneys’ fees), claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

4.                                       Establishment of Trust.  In the event of a Potential Change in Control, the Company shall, upon written request by Indemnitee, create a trust for the benefit of Indemnitee and from time to time upon written request of Indemnitee shall fund such trust in an amount sufficient to satisfy any and all Expenses reasonably anticipated at the time of each such request to be incurred in connection with investigating, preparing for and defending any Claim relating to an Indemnifiable Event, and any and all judgments, fines, penalties and settlement amounts of any and all Claims relating to an Indemnifiable Event from time to time actually paid or claimed, reasonably anticipated or proposed to be paid, provided that in no event shall more than $250,000 be required to be deposited in any trust created hereunder (and no more than $1,000,000 in the aggregate with respect to any such trusts created under this Agreement and all Indemnification Agreements with directors and officers) in excess of amounts deposited in respect of reasonably anticipated Expenses.  The amount or amounts to be deposited in the trust pursuant to the foregoing funding obligation shall be determined by the Reviewing Party, in any case in which the Independent Legal Counsel referred to above is involved.  The terms of the trust shall provide that upon a Change in Control (i) the trust shall not be revoked or the principal thereof invaded, without the written consent of the Indemnitee, (ii) the trustee shall advance, within two business days of a request by the Indemnitee, any and all Expenses to the Indemnitee (and the Indemnitee hereby agrees to reimburse the trust under the circumstances under which the Indemnitee would be required to reimburse the Company under Section 2(b) of this Agreement), (iii) the trust shall continue to be funded by the Company in accordance with the funding obligation set forth above, (iv) the trustee shall promptly pay to Indemnitee all amounts for which Indemnitee shall be entitled to indemnification pursuant to this Agreement or otherwise, and (v) all unexpended funds in such trust shall revert to the Company upon a final determination by the Reviewing Party or a court of competent jurisdiction, as the case may be, that Indemnitee has been fully indemnified under the terms of this Agreement.  The trustee shall be chosen by Indemnitee.  Nothing in this Section 4 shall relieve the Company of any of its obligations under this Agreement.

5.                                       Indemnification for Additional Expenses.  The Company shall indemnify Indemnitee against any and all expenses (including attorneys’ fees and retainers) and, if requested by Indemnitee, shall (within two business days of such request) advance such expenses to Indemnitee, which are incurred by Indemnitee in connection with any action brought by Indemnitee for (i) indemnification or advance payment of Expenses by the Company under this Agreement or any other agreement or Company By-Law now or hereafter in effect relating to Claims for Indemnifiable Events and/or (ii) recovery under any directors’ and officers’ liability insurance policies maintained by the Company, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification, advance expense payment or insurance recovery, as the case may be.

6.                                       Partial Indemnity, Etc.  If Indemnitee is entitled under any provision of this Agreement to Indemnification by the Company for some or a portion of the Expenses, judgments, fines, penalties and amounts paid in settlement of a Claim but not, however, for all of the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled.  Moreover, notwithstanding any other provision of this

Agreement, to the extent that Indemnitee has been successful on the merits or otherwise in defense of any or all Claims relating in whole or in part to an Indemnifiable Event or in defense of any issue or matter therein, including dismissal without prejudice, Indemnitee shall be indemnified against all Expenses incurred in connection therewith.

7.                                       Contribution.

(a)                                  Contribution Payment.  To the extent the indemnification provided for under any provision of this Agreement is determined (in the manner hereinabove provided) not to be permitted under applicable law, the Company, in lieu of indemnifying Indemnitee, shall, to the extent permitted by law, contribute to the amount of any and all Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses, judgments, fines, penalties or amounts paid in settlement) of a Claim by reason of (or arising in part out of) an Indemnifiable Event incurred or paid by Indemnitee for which such Indemnification is not permitted.  The amount the Company contributes shall be in such proportion as is appropriate to reflect the relative fault of Indemnitee, on the one hand, and of the Company and any and all other parties (including officers and directors of the Company other than Indemnitee) who may be at fault (collectively, including the Company, the “Third Parties”), on the other hand.

(b)                                 Relative Fault.  The relative fault of the Third Parties and the Indemnitee shall be determined (i) by reference to the relative fault of Indemnitee as determined by the court or other governmental agency or (ii) to the extent such court or other governmental agency does not apportion relative fault, by the Reviewing Party after giving effect to, among other things, the relative intent, knowledge, access to information, and opportunity to prevent or correct the relevant events, of each party, and other relevant equitable considerations.  The Company and Indemnitee agree that it would not be just and equitable if contribution were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 7(b).

8.                                       Burden of Proof.  In connection with any determination by the Reviewing Party or otherwise as to whether Indemnitee is entitled to be indemnified or to contribution hereunder the burden of proof shall be on the Company to establish that Indemnitee is not so entitled.

9.                                       No Presumptions.  For purposes of this Agreement, the termination or conclusion of any claim, action, suit or proceeding, by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.  In addition, neither the failure of the Reviewing Party to have made a determination as to whether Indemnitee has met any particular standard of conduct or had any particular belief, nor an actual determination by the Reviewing Party that Indemnitee has not met such standard of conduct or did not have such belief, prior to the commencement of legal proceedings by Indemnitee to secure a judicial determination that Indemnitee should be indemnified under applicable law shall be a defense to Indemnitee’s claim or create a presumption that Indemnitee has not met any particular standard of conduct or did not have any particular belief.

10.                                 Nonexclusivity, Etc. The rights of the Indemnitee hereunder shall be in addition to any other rights Indemnitee may have under the Company’s By-Laws or the Delaware General Corporation Law or otherwise.  To the extent that a change in the Delaware General Corporation Law (whether by statute or judicial decision) permits greater indemnification by agreement than would be afforded currently under the Company’s By-Laws and this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change.

11.                                 Liability Insurance.  To the extent the Company maintains an insurance policy or policies providing directors’ and officers’ liability insurance, Indemnitee shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any Company director or officer.

12.                                 Period of Limitations.  No legal action shall be brought and no cause of action shall be asserted by or in the right of the Company against Indemnitee, Indemnitee’s spouse, heirs, executors or personal or legal representatives after the expiration of two years from the date of the occurrence of the events leading to such cause of action, and any claim or cause of action of the Company shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such two-year period; provided, that if any shorter period of limitations is otherwise applicable to any such cause of action such shorter period shall govern.

13.                                 Amendments, Etc.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

14.                                 Subrogation.  In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

15.                                 No Duplication of Payments.  The Company shall not be liable under this Agreement to make any payment in connection with any Claim made against Indemnitee to the extent Indemnitee has otherwise actually received payment (under any insurance policy, By-Law or otherwise) of the amounts otherwise indemnifiable hereunder.

16.                                 Binding Effect, Etc. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns, including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company, spouses, heirs, executors and personal and legal representatives.  This Agreement shall continue in effect regardless of whether Indemnitee continues to serve as an officer or director of the Company or of any other enterprise at the Company’s request.

17.                                 Severability.  The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single section, paragraph or sentence) are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable in any respect, and the validity and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired and shall remain enforceable to the fullest extent permitted by law.

18.                                 Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in such state without giving effect to the principles of conflicts of laws.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date set forth above.

GNC ACQUISITION HOLDINGS INC.

By:
Its:

INDEMNITEE

[Note 1]

General Nutrition Centers, Inc. hereby unconditionally guarantees the due and punctual payment and performance of all obligations of the Company under this Agreement in accordance with the terms set forth herein.

GENERAL NUTRITION CENTERS, INC.

By:
Name:
Title:

SCHEDULE

Schedule to Notes in Form of Indemnification Agreement

Name (Note 1)	Effective Date (Note 2)

Norman Axelrod	March 16, 2007
Jeffrey P. Berger	March 28, 2011
Andrew Claerhout	May 14, 2009
Joseph Fortunato	March 16, 2007
Michael Hines	October 21, 2009
David B. Kaplan	March 16, 2007
Brian Klos	June 7, 2010
Johann O. Koss	March 25, 2011
Amy B. Lane	June 20, 2011
Romeo Leemrijse	May 14, 2009
Richard Wallace	July 14, 2010